CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Putnam ETF Trust of our reports dated July 20, 2026, relating to the financial statements and financial highlights, which appear in Franklin Massachusetts Municipal Income ETF, Franklin Minnesota Municipal Income ETF, Franklin New Jersey Municipal Income ETF, Franklin Ohio Municipal Income ETF and Franklin Pennsylvania Municipal Income ETF’s Annual Report on Form N-CSR for the year ended May 31, 2026. We also consent to the references to us under the headings “Financial highlights”, “FINANCIAL STATEMENTS” and “Auditor” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

September 21, 2026